Exhibit 10.43

Sale of Assets Agreement dated November 3, 2004 by and among CollaGenex International Limited,
Alliance Pharmaceuticals Limited and Alliance Pharma plc.

Exhibit 10.43

SALE OF ASSETS AGREEMENT

This Sale of Assets Agreement (this “Agreement”), dated as of 3 November, 2004, is between:

1.	CollaGenex International Limited, a company organised under the laws England and Wales (Company No. 03250062), with its registered office at The Old Stable Block, 7 Buttermarket, Thame, Oxfordshire OX9 3EW, United Kingdom (“CollaGenex”), and

2.	CollaGenex Pharmaceuticals, Inc., a company organised and existing under the laws of the State of Delaware, and having its principle place of business at 41 University Drive, Newtown, Pennsylvania 18940, USA (“CGPI”); and

3.	Alliance Pharmaceuticals Limited, a company organised under the laws England and Wales (Company No. 03250064), with its registered office at Avonbridge House, Bath Road, Chippenham, Wiltshire SN15 9BB, United Kingdom (“Alliance”), and

4.	Alliance Pharma plc, a company organised under the laws England and Wales (Company No. 04241478), with its registered office at Avonbridge House, Bath Road, Chippenham, Wiltshire, SN15 9BR, as guarantor (“Guarantor”)

WHEREAS

(A)	CollaGenex is engaged in the business of marketing, selling and distributing doxycycline hyclate 20mg tablets under the brand name Periostat® (the “Product”) in the United Kingdom and other countries, for the treatment of periodontitis (such business being referred to as the “Dental Business”), and

(B)	CollaGenex desires to transfer and assign to Alliance, and Alliance desires to accept the transfer and assignment from CollaGenex of, certain assets used in the Dental Business, on the terms and conditions of this Agreement.

The parties to this Agreement (the “Parties”) now undertake and agree as follows:

I            DEFINITIONS

In this Agreement, the following terms are defined in the following sections or paragraphs:

Actual Completion	1.1
Adjustment Amount	2.4
Affected Party	10.2
Affiliate	5.3
Agreement	Preamble
Alliance	Preamble
Business Day	Construction (h)

CPGI	Preamble
CollaGenex	Preamble
day	Construction (h)
Dental Business	Preamble
Dental Business Assets	1.2
Disclosure Letter	3.9
Distribution Agreement(s)	1.2(e)
DPA	5.4(a)
Escrow Completion	3.1
Existing Marketing Authorisation(s)	1.2(c)
Force Majeure	10.1
Guarantee	3.5
Guarantor	Preamble
Inventory	1.2(h)
Marketing Authorisation(s)	1.2(c)
MR	1.2(j)
MR Option	1.2(j)
Net Trade Sales	6.6
Numis	3.2
Party(ies)	Preamble
Placing Agreement	3.2
Placing Proceeds	2.2
Placing Shares	2.5
Product(s)	Preamble
Purchase Price	2.1
Supply Agreement	1.2(i)
Technical Agreement(s)	1.2(k)
Territory	1.2(d)
Trade Mark Licence	1.2(f)

II CONSTRUCTION

In this Agreement, unless otherwise specified, reference to:

(a)	Recitals, Clauses, Articles, Sections, Paragraphs, Schedules or Appendices are to Recitals, Clauses, Articles, Sections, Paragraphs of and Schedules and Appendices to this Agreement. The Schedules and Appendices form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include reference to the Recitals, and Schedules and Appendices;

(b)	a document in the “agreed form” is a reference to that document in the form approved and initialled by or on behalf of each party only for the purpose of identification;

(c) “includes” and “including” shall mean including without limitation;

(d)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(e)	writing shall include typewriting, printing, lithography, photography and other modes of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in a non-transitory form;

(f)	a “person” includes any natural person, individual, firm, company, corporation, body corporate, government, state, Governmental Authority, association, joint venture, trust or partnership (in each case whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

(g)	a provision of law is to be construed as a reference to that provision as the same may have been, or may from time to time be, amended or re-enacted and shall include any rules, regulations or subordinate legislation made pursuant to or relating to such provision of law provided however that, as between the parties, no such amendment or re-enactment shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of any party;

(h)	a time of day is a reference to London time and a reference to a day shall mean a period of 24 hours running from midnight to midnight, The phrase “Business Day” shall mean a day during which the clearing banks in both the cities of New York and London are open for retail business;

(i) “$” or “dollar” denote the lawful currency of the United States of America;

(j)	a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(k)	any statute, statutory instrument, regulation, bylaw or other requirement of English law or any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, legal concept, doctrine or thing shall in respect of any jurisdiction other than England be treated as a reference to that which most nearly approximates in that jurisdiction to the relevant requirement of English law or English legal term;

In this Agreement, general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

The headings in this Agreement are for convenience of reference only and are to be ignored in the interpretation of this Agreement.

III            TERMS AND CONDITIONS

Article 1. Transfer of Dental Business Assets

1.1	Actual completion. Upon completion of all the actions outlined in Article 3 and Article 3A below, which actions shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr, Alder Castle, 10 Noble Street, London EC2V 7RJ, United Kingdom, on the dates specified in Article 3 and Article 3A respectively, or such other time or place as the Parties may agree in writing (“Actual Completion”), CollaGenex shall assign, license or transfer the Dental Business Assets to Alliance in the manner set out below, and Alliance agrees to accept such assignment, license or transfer.

1.2	Dental Business Assets. The following assets and granted rights (as the case may be) shall constitute the “Dental Business Assets”:

(a)	All operating data and records of CollaGenex relating to the Dental Business, including records of all Product unit sales to UK wholesalers, records of all unit and value sales to UK dental practices, schedules (organised alphabetically and by post code) of all UK dental practices and/or dental practitioners that have been provided with information on the Product, and such other market related information available to CollaGenex as Alliance may reasonably request. Such data shall be physically or electronically delivered to Alliance within five (5) Business Days of Actual Completion.

(b)	All marketing and promotional materials, including all printed professional and patient materials, all exhibition stands and stand dressing and all promotional items relating to the Dental Business. Such materials shall be collected by Alliance from the offices of CollaGenex at a mutually convenient time, within seven (7) Business Days of Actual Completion, at Alliance’s sole cost. Such materials shall be conveyed with the right by CollaGenex to use and copy them.

(c)	The existing Marketing Authorisations, currently held in the name of CollaGenex in:

Austria

Finland

Ireland

Italy

The Netherlands

Luxembourg

Portugal

United Kingdom

“Marketing Authorisations” means rights to market the Product under licences or authorisations granted by the Department of Health or analogous body or agency to permit the marketing of the Product, which rights shall be transferred, with the supporting dossiers (the latter within 10 Business Days of Actual Completion), to Alliance by CollaGenex or its Affiliates pursuant to the regulations and procedures of the relevant regulatory authorities. Those Marketing Authorisations specified above shall be referred to as the “Existing Marketing Authorisations”. Responsibility for the transfer of the Existing Marketing Authorisations into the name of Alliance and any regulatory agency fees associated with the transfer shall be the sole responsibility of Alliance subject to CollaGenex providing such documentation and assistance as Alliance may reasonably request.

(d)	The future right of Alliance, at its own risk and cost, to register for sale, or to authorise or approve others to register for sale, the Product in any of the following countries, subject only to those rights of third parties expressly referenced in this Agreement:

The countries of the European Union for the time being excluding those referenced in paragraph 1.2(c) above

Switzerland

Norway

Israel

South Africa

Australia

New Zealand

which right is hereby granted to Alliance. These countries, together with those countries referenced in paragraph 1.2(c) above, shall constitute the “Territory”.

(e)	All of CollaGenex future rights and obligations under existing marketing and distribution agreements with:

Willvonseder & Marchesani Ges.m.b.H. & Co. KG., Vienna, Austria;

ISDIN S.A. Barcelona, Spain (Iberia and Greece);

Karr Dental AG, Horgen, Switzerland;

Taro Pharmaceutical Industries Limited, Yakum, Israel;

(the “Distribution Agreements”) which shall be conveyed to Alliance by way of novations of each of such agreements.

(f)	A royalty-free exclusive licence to use, in the Dental Business in the Territory, without any rights of ownership in, the following trade marks:

PERIOSTAT®

PS20®

PERIOSTATUS®

THE WHOLE MOUTH TREATMENT®

PERIOSTAN®

PERIOSTAND®

the terms of which license shall be set forth in the agreed form of a Trade Mark Licence agreement to be executed at Escrow Completion (the “Trade Mark Licence”), by and between Alliance and CollaGenex.

(g)	An option to take a license to use the CollaGenex trade mark PERIOCYCLINE® in return for an agreed consideration and/or royalty, procedures for the exercise of which shall be set forth in the Trade Mark Licence.

(h)	All inventories of the Product in U.K. livery held or ordered in the ordinary course of business (even if not delivered) by CollaGenex in the U.K. as of the date such inventory is counted (the “Inventory”). Alliance shall be afforded the opportunity of a physical Inventory count prior to the actual transfer, such Inventory count to be carried out by Alliance itself or by an authorised agent of Alliance (whose identity shall be disclosed to CollaGenex) and a copy of the Inventory count shall be provided to CollaGenex. The Inventory count shall be conducted at or prior to Actual Completion or at such other time as shall be mutually agreed, in writing, between the parties. Alliance shall arrange to move the Inventory to its own warehouse within three (3) Business Days of completing the Inventory count. Costs of the transfer of the Inventory from the warehouse of CollaGenex to the warehouse of Alliance shall be borne by Alliance. The UK QP Certificates of Release for the Inventory shall be provided to Alliance at the time of delivery of the Inventory. Title to the Inventory shall not pass to Alliance until the invoice of CollaGenex has been paid in full pursuant to section 2.6.

(i)	The right to purchase bulk Periostat® tablets from CollaGenex or its Affiliates pursuant to the agreed form of a supply agreement to be executed at Escrow Completion (the “Supply Agreement”).

(j)	The option to obtain a licence to sell and market a 40mg capsule presentation containing doxycycline for once a day administration under the brand name Periostat-MR® (“MR”) for the treatment of periodontitis in the Territory, which option right is hereby granted to Alliance subject to the terms of Article 6 of this Agreement (the “MR Option”).

(k)	All of CollaGenex rights or privileges as a party to or a third party beneficiary under the technical agreements with:

MSAS McGregor Cory Limited trading as Exel, Banbury, Oxfordshire;

Cardinal Health U.K. 417 Limited trading as Cardinal Health, Great Oakley, Corby, Northamptonshire; and

Pharmaceutical Manufacturing Research Services, Inc., 423 Sargon Way, Horsham, Pennsylvania.

(the “Technical Agreements”), to the extent such rights or privileges relate to the Dental Business in the Territory. Such rights or privileges shall be conveyed by a novation, assignment or similar document delivered at Actual Completion. Any future commercial, as opposed to technical, arrangements with any third party provider (other than PMRS) of any of the services covered by the Technical Agreements will be the responsibility of Alliance.

1.3	Title and Risk. Except as otherwise provided in this Agreement, the title to and risk in the Dental Business Assets shall pass to Alliance at the time of Actual Completion. To the extent that, as a matter of law, such title or risk cannot pass to Alliance at such time, CollaGenex shall take such actions as may be reasonably necessary as Alliance’s agent to effect the intentions of this Agreement and the transactions contemplated thereby.

1.4	Specific Exclusions. Alliance will not assume any liabilities, commitments or other obligations of CollaGenex except those arising under the Existing Marketing Authorisations and the Distribution Agreements after the date of Actual Completion or otherwise expressly provided in this Agreement. In particular Alliance will not assume:

(a)	except as provided in 13.5 any obligation of CollaGenex for expenses incurred in connection with the negotiation or preparation for the transfer of the Dental Business Assets;

(b)	any liability arising out of any sale, act or omission of CollaGenex which occurred prior to Actual Completion;

(c)	any liability, contract, commitment or other obligation of CollaGenex, known or unknown, fixed or contingent, the existence of which constitutes a breach of any representation or warranty of CollaGenex contained in this Agreement.

Article 2. Purchase Price

2.1	Purchase Price. The consideration for the purchase of the Dental Business Assets is $3,300,000 (the “Purchase Price”) which shall be satisfied, subject to Actual Completion, by the allotment and issue of the Placing Shares to such persons as CollaGenex shall direct.

2.2	Payment of Placing Proceeds. At Actual Completion, the Guarantor shall procure that Numis transfers to CollaGenex, by wire transfer to a United States account nominated by CollaGenex, all the proceeds from the allotment and issue of the Placing Shares (the “Placing Proceeds”).

2.3	Payment of Adjustment Amount. At Actual Completion, the Guarantor shall transfer or procure the transfer of the Adjustment Amount to CollaGenex, by wire transfer to a United States account nominated by the receiving party. If the Adjustment Amount is positive, the Adjustment Amount shall be paid by Alliance to CollaGenex. If Adjustment Amount is negative, the Adjustment Amount shall be paid by CollaGenex to Alliance.

2.4	Adjustment Amount. The “Adjustment Amount” shall be X, which shall be determined by application of the formula:

X = y – z

where

y =	the Purchase Price; and

z =	the Placing Proceeds, converted into Dollars at the exchange rate in effect on the day of Actual Completion, and as received in CollaGenex United States account.

X shall be a Dollar amount.

If X is positive, Alliance shall ensure that upon arrival of the funds in the United States account nominated by CollaGenex and conversion of such funds into Dollars, the Dollar amount of such funds shall be equal to X.

2.5	Placing Shares. The “Placing Shares” means such number of ordinary shares of 1p each in the Guarantor, that are placed and sold pursuant to the Placing Agreement in order to fund the Purchase Price.

2.6	Payment for the Inventory. Alliance shall additionally purchase the Inventory at a price of £3.25 (three pounds and twenty five pence) per pack of 56 tablets. Upon confirmation of Alliance Inventory count, CollaGenex shall invoice Alliance accordingly. The invoice of CollaGenex for the purchase of the Inventory shall be subject to the addition of VAT at the prevailing rate and shall be due for payment by Alliance within fifteen (15) days of its date.

Article 2A. Obligations relating to the Placing Shares

2A.1 Section 103 Valuation

(a)	Alliance will, at its own expense, procure that a report and valuation relating to the allotment of the Placing Shares, as required by Section 103 (“Section 103”) of the Companies Act 1985 is prepared and shall deliver the same to CollaGenex as soon as possible following Escrow Completion, and in any event prior to the allotment of the Placing Shares.

(b)	Alliance will, at its own expense, procure that all the other requirements of Section 103 to be fulfilled by it are fulfilled in connection with the allotment of the Placing Shares.

(c)	Alliance will indemnify, and keep indemnified, CollaGenex and its successors in title from and against all claims, costs, expenses and demands arising from the failure to comply with all the requirements of Section 103 and from any liability under Section 103.

Article 3. Escrow Completion

3.1	Escrow Completion. Completion of this Agreement in escrow (“Escrow Completion”) shall be effective as soon as the Parties have executed this Agreement and taken all the steps identified in this Article 3.

3.2	Placing Agreement. Each of Alliance, CollaGenex and Numis Securities Limited (“Numis”) shall execute the Placing Agreement (the “Placing Agreement”) attached as Exhibit A to this Agreement.

3.3	Trade Mark Licence Alliance and CollaGenex shall execute the Trade Mark Licence in the form attached as Exhibit B to this Agreement.

3.4	Supply Agreement. Alliance and CollaGenex Pharmaceuticals Inc. shall execute the Supply Agreement in the form attached as Exhibit C to this Agreement.

3.5	Guarantee. Alliance Pharma plc shall have executed and delivered to CollaGenex a guarantee substantially in the form attached as Exhibit D to this Agreement (the “Guarantee”).

3.6	Disclosure Letter. CollaGenex shall provide to Alliance, a letter fairly disclosing any fact or circumstance which constitutes, or which but for the giving of notice or passage of time might constitute as at Escrow Completion, a breach of any of the warranties contained in Article 7 of this Agreement (the “Disclosure Letter”).

Article 3A. Actual Completion

3A.1	Actual Completion of this Agreement shall be effected as soon as the Parties have taken all of the steps identified in this Article 3A, which steps and documents shall remain in escrow until the satisfaction in full of the Consideration condition at 3A.1(f) below.

(a)	Placing Shares. The Guarantor shall have allotted and issued the Placing Shares to the Placees, and provided CollaGenex with satisfactory evidence confirming the same.

(b)	Marketing Authorisations. CollaGenex shall deliver to Alliance documentation in appropriate form sufficient to enable Alliance to initiate the transfers of all the Existing Marketing Authorisations.

(c)	Novations. CollaGenex shall deliver to Alliance documentation in appropriate form sufficient to effect the novation of all of the Distribution Agreements.

(d)	Technical Agreements. CollaGenex shall deliver to Alliance a notice, assignment or similar document conveying to Alliance CollaGenex rights under the Technical Agreements, to the extent such rights relate to the Dental Business.

(e)	Further Disclosure Letter. CollaGenex shall provide to Alliance, if appropriate, a letter fairly disclosing any fact or circumstance which constitutes, or which but for the giving of notice or passage of time might constitute as at Actual Completion, a breach of any of the warranties contained in Article 7 of this Agreement (the “Further Disclosure Letter”).

(f)	Consideration. The payment of the Placing Proceeds and the Adjustment Amount having been received into the United States account nominated by CollaGenex in accordance with Article 2.2 and Article 2.3.

(g)	Completion Certificate. The Parties shall execute a Completion Certificate in the form attached as Exhibit E to this Agreement.

3A.2	On execution of the Completion Certificate all documents executed or signed, and actions taken, subject thereto shall be released from escrow and deemed to be effective. In the event that the Consideration has not been paid by 5:00p.m. on Wednesday 10 November 2004) then any documents executed or signed, and actions taken, subject thereto shall be deemed to be void ab initio and ineffective and each party shall return to the other party any deeds or documents delivered subject thereto, and this agreement shall lapse so that no party hereto shall have any claim against the other save in relation to clause 13.5 (“Termination Costs”).

Article 4. Post Actual Completion Undertakings of the Parties – Sales and Customer Service

4.1	Pre Actual Completion Sales. All sales invoiced by CollaGenex up to and including the day of Actual Completion shall be for the sole account of CollaGenex. CollaGenex shall be responsible for collection for all such invoices, and shall advise Alliance if any such invoices are uncollectable. If for any reason payment of such invoices is made to Alliance, Alliance will hold such payment for the account of CollaGenex, without any right of set off.

4.2	Post Actual Completion Orders. Any orders relating to the Dental Business that are received by CollaGenex after Actual Completion will be sent, via e-mail or telefax, to Alliance and Alliance will have responsibility for processing such orders. All such orders, including those received in the name of CollaGenex, shall be for the account of Alliance.

4.3	Trade Communications. All professional or trade enquiries relating to the Dental Business and received by CollaGenex after Actual Completion (including responses to journal inserts placed by CollaGenex) will be forwarded, unanswered and unacknowledged, by CollaGenex to Alliance. Communications with dental practitioner or dental practice customers in relation to payment and future orders will be the responsibility of Alliance.

4.4	Third Party Arrangements. CollaGenex will provide such assistance as is reasonably necessary to ensure an orderly transfer to Alliance of the relationships underlying the Distribution Agreements, the Technical Agreements, and the Dental Business.

Article 5. Post Actual Completion Undertakings of the Parties – Regulatory and Product Registration Matters

5.1	Transfer of Existing Marketing Authorisations. CollaGenex shall provide all such assistance as may be reasonably requested to assist Alliance in effecting the transfer of the Existing Marketing Authorisations (including the transfer within 10 Business Days of Actual Completion of the supporting dossiers), provided, however, that CollaGenex shall be entitled to be reimbursed by Alliance for any professional fees and other costs and expenses that CollaGenex may reasonably incur in this respect.

5.2	Maintenance of Marketing Authorisations. Alliance shall maintain all Marketing Authorisations in the Territory for the Product in the name of Alliance and/or an affiliate and/or agent and/or distributor of Alliance, and will make such variations thereto as may be required from time to time.

5.3	Registration Dossiers. CollaGenex shall have the right of full access at any reasonable time during business hours on a Business Day, provided that it has given notice for such access, to any of the registration dossiers of Alliance (or those of an Affiliate or agent or distributor of Alliance), including stability and all other data associated with the Product, to enable CollaGenex (or an Affiliate of CollaGenex or an authorised regulatory agent of CollaGenex) to utilise the data contained therein for any registration applications or potential registration applications that CollaGenex may wish to make in any jurisdiction for any product for clinical indications outside periodontology, and as a reference in communications with, or requests for scientific advice from, any regulatory agency in connection with such applications. Nothing in this Article 5.3 shall limit the right of CollaGenex to use historical back-up data for the purposes of identifying and fulfilling any of its obligations pursuant to this Agreement. As used in this Agreement “Affiliate” of a party shall mean any entity in which the party has a direct or indirect equity or income interest ownership of at least fifty per cent (50%) or more, or any entity which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the party.

5.4	Data Protection. Notwithstanding any other provision of this agreement, Alliance undertakes that, on receipt of the data and records of the Dental Business Assets (the “Data”), on Actual Completion:

(a)	it shall duly observe all its obligations under the Data Protection Act 1998 (“DPA”) which arise in connection with processing Data;

(b)	it shall send a fair processing notice to each customer and data employee identified, in the agreed form, within 7 days of Actual Completion;

(c)	it shall obtain, and at all times maintain, a notification under the DPA appropriate to the performance of its obligations under this Agreement.

Article 6. Post Actual Completion Undertakings of the Parties – Periostat MR®

6.1	Regular Updates. On or about January 1, 2006, and quarterly thereafter, CollaGenex shall provide Alliance with an update regarding the progress of compiling the data relating to MR as set out in 6.6 (c), (d), (e), and (f).

6.2	Term of MR Option. The MR Option may be exercised by written notice to CollaGenex at any time during a period of 90 days, or such other period as the Parties may agree, beginning on the date when Alliance notifies CollaGenex that it is ready to initiate an application for Marketing Authorisation for MR for the treatment of periodontitis in any country or countries in the Territory (the “Option Period”), provided that such notification may not be given after December 31, 2009. If, upon receipt of such notification, CollaGenex has not completed assembling the data and supporting documentation necessary to enable Alliance to initiate a Marketing Authorisation application, the Option Period will not start to run until CollaGenex has completed assembling such data and documentation.

6.3	Review of MR Material. As soon as possible after the start of the Option Period CollaGenex will furnish Alliance with all the data and documentation that Alliance may reasonably request to enable it to initiate an application for Marketing Authorisation for MR for the treatment of periodontitis in any country or countries in the Territory, and Alliance shall have the opportunity to review such material and determine whether it wishes to initiate such an application.

6.4	Non-Exercise of MR Option. If after review of the MR data and documentation, Alliance decides that it does not wish to initiate an application for Marketing Authorisation for MR for the treatment of periodontitis in any country or countries in the Territory, Alliance shall, before the expiration of the Option Period, return all such data to CollaGenex, and Alliance’s right to the MR Option shall lapse.

6.5	Exercise of Option. If after review of the MR data and documentation, Alliance decides that it does wish to initiate an application for Marketing Authorisation for MR for the treatment of periodontitis in any country or countries in the Territory, Alliance shall,

(a)	before the expiration of the Option Period, and as a condition to the validity of the MR Option, pay to CollaGenex US$350,000 (three hundred and fifty thousand Dollars); and

(b)	immediately upon the granting of a Marketing Authorisation relating to MR by the relevant UK marketing authority, a further amount equal to:

(X) thirty per cent (30%) of the aggregate Net Trade Sales of Periostat® in the Territory during the twelve (12) month period preceding the date of application by Alliance for a Marketing Authorisation covering MR for the treatment of periodontitis anywhere in the Territory, provided, however, that X shall in no event be less than $1,500,000 minus

(Y) $350,000.

6.6	Effect of Exercise. Upon Alliance exercising the MR Option, CollaGenex shall provide or procure the provision to Alliance (as and when available) of the following:

(a)	Documentation in the proper form necessary to extend all the rights granted in respect of the Products under this Agreement to cover MR.

(b)	Documentation in the proper form adding Periostat-MR® (and Periostat-SR®) to the schedule of trade marks licensed under the Trade Mark Licence;

(c)	all pharmacokinetic, bio-equivalence and other similar data relating to MR in the possession of CollaGenex or available to CollaGenex;

(d)	all active ingredient, excipient, formulation, manufacturing and packaging information relating to MR, including, where relevant, TSE certificates, developed by CollaGenex and/or in the possession of CollaGenex;

(e)	access to documentation describing the patent and other intellectual property incorporated in MR to the extent developed by or in the possession of CollaGenex and/or access to the licensors of such intellectual property; and

(f)	an original of the final report (including all charts, tables and statistical data) prepared in accordance with applicable US standards for the multi-centre clinical study for MR (Protocol PERIO-DOXYMR-301).

6.7	Royalty. Alliance further agree to pay to CollaGenex an ongoing royalty of ten per cent (10%) of the amount by which the combined Net Trade Sales of Periostat® and MR in the Territory in any year exceed the Net Trade Sales of Periostat® in the Territory for the twelve (12) month period preceding the date of launch of MR in the first country in the Territory.

6.8	Access and Audit. Alliance agrees to provide CollaGenex, or its authorised representative, with access to all of its financial records relating to the sales of Periostat® and MR as CollaGenex may reasonably require in relation to the calculation of the royalty described in clause 6.4. In the event of a dispute as to the amount of royalties paid or payable, CollaGenex may, at its own expense, engage independent auditors to certify the correctness of the royalties paid or alleged to be payable by Alliance, and Alliance shall pay CollaGenex any royalties such auditors certify to be payable to CollaGenex in excess of the royalties actually paid to CollaGenex. If such independent auditors certify that the royalties due exceed 105% of the royalties alleged to be payable or actually paid, then Alliance shall additionally reimburse CollaGenex for CollaGenex’s expenses in engaging such independent auditors.

6.9	Net Trade Sales. For the avoidance of doubt and for the purposes of this Article 6, the term “Net Trade Sales” shall mean the gross invoice price received by Alliance and attributable to a commercial sale of Periostat and/or MR to a bona fide customer of Alliance or an Affiliate of Alliance in the Territory less returns; promotional allowances; import or export taxes; any tax or Governmental charge levied on the sale of the Products in force from time to time; commissions to third parties and trade discounts (which term shall include early invoice settlement discounts) actually taken.

6.10	Supply Agreement. As soon as practicable following the exercise of the MR Option by Alliance, CollaGenex will or will procure that its parent company, CollaGenex Pharmaceuticals, Inc. will enter into a separate supply agreement with Alliance for Periostat-MR.

Article 7. Warranties of CollaGenex

In consideration of the performance of the obligations of Alliance under this Agreement, CollaGenex makes the following warranties to Alliance, which shall be true as of the date of execution of this Agreement and as of Actual Completion, provided, however, that Alliance shall have no right to claim as a breach of warranty, any fact fairly disclosed in the Disclosure Letter, and its right to claim under any warranty shall be limited to the extent Alliance knows of a breach of that warranty, as a result of its analysis of the documents listed in the Disclosure Letter. For the purposes of this Article 7, references to the Dislosure Letter shall, when taken in the context of the warranties being given as at Actual Completion, be deemed to be references to the Further Disclosure Letter:

(a)	Organisation. CollaGenex is a corporation duly organised, validly existing and in good standing under the laws of England and Wales, with full power and authority to conduct the Dental Business in the Territory.

(b)	Necessary Actions; Binding Effect. CollaGenex has taken all actions necessary to authorize the execution, delivery and performance of this Agreement, the sale of the Dental Business Assets to Alliance, and the performance of all transactions to be performed under this Agreement. This Agreement is a valid, legal and binding obligation of CollaGenex, enforceable against it in accordance with its terms.

(c)	No Conflicts. The execution, delivery and performance of this Agreement will not conflict with, or result in the breach of, the governing corporate documents of CollaGenex, any decree or order of any court or administrative or governmental body to which CollaGenex is subject, or any agreement, document, indenture or other instrument to which CollaGenex is a party or by which it is bound.

(d)	Operating data and records. The operating data and records provided or to be provided to Alliance are true and complete and do not contain any misstatement of a material fact or omit any material fact, qualification or explanation necessary to make the statement or information made or contained in such documents not misleading. Financial data included in such records has been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

(e)	Marketing Materials. The marketing and promotional materials are original copyrighted material of CollaGenex and, so far as CollaGenex is aware, do not infringe the intellectual property rights of any third party and have been prepared in accordance with applicable rules and regulations of those countries in the Territory where they have been used.

(f)	Existing Marketing Authorisations. In respect of those countries where CollaGenex holds the Existing Marketing Authorisations, the Existing Marketing Authorisations are all the licenses, permits, consents, authorizations and approvals required for the conduct of the Dental Business in the country where they were issued. Except as set out in the Disclosure Letter, all the Existing Marketing Authorisations are in full force and effect. CollaGenex is in good standing with each of the governmental agencies that administers the Existing Marketing Authorisations. CollaGenex makes no representation with respect to the state of the relationship of its suppliers and manufacturers with the relevant regulatory bodies and agencies; however CollaGenex has no information which indicates that such suppliers and manufacturers are not in good standing. CollaGenex knows of no circumstance which might, with the passage of time or giving of notice, render any of the foregoing statements untrue.

(g)	Distribution Agreements. The Distribution Agreements are the only contracts giving any third party the right to market and distribute the Product in the Territory. CollaGenex has performed all of the obligations required to be performed by it to date under such agreements and, so far as is CollaGenex is aware, is not in default under any such agreement, nor, so far as is CollaGenex is aware, has there been any default by any other party to any such agreement. CollaGenex knows of no circumstance (other than the expiration of the term of any such agreement) or threatened cancellation or dispute as a result of which any such agreement might cease to be in full force and effect. To the best knowledge of CollaGenex, there is no bar under any such agreement to the novation, assignment or sublease of CollaGenex’s interest under each such contract to Alliance or to the consummation of the other transactions contemplated under this Agreement.

(h)	Technical Agreements. The Technical Agreements are all the arrangements relating to manufacture, release, packaging, storage and freight the Product required under the regulations governing the import and distribution of human pharmaceutical products in the territories covered by the Existing Marketing Authorisations. CollaGenex knows of no circumstance or threatened cancellation or dispute as a result of which any such arrangement might cease to be continued for the benefit of Alliance. To the best knowledge of CollaGenex, there is no bar under any such agreement to the novation, assignment or sublease of CollaGenex’s rights or privileges under each such agreement to Alliance or to the consummation of the other transactions contemplated under this Agreement.

(i)	Intellectual Property. The trade marks referenced in the Trade Mark Licence are those applicable to the conduct of the Dental Business. Except as set out in the Trade Mark Licence, CollaGenex owns all right title and interest in and to such trade marks, free and clear of all restrictions, liens, options, pledges, claims, security interest, other encumbrances of any kind and all other third party interests. Where CollaGenex is the licensee of any of such trade marks, CollaGenex has been granted such license right, together with a right to sub-license, pursuant to an agreement or arrangement that is in full force and effect, and CollaGenex knows of no circumstance (other than the expiration of the term of any such agreement) or threatened cancellation or dispute as a result of which any such agreement might cease to be in full force and effect. All trade mark registrations and applications for registration referenced in the Trade Mark Licence are current and in good order. CollaGenex has no knowledge to the effect that any third party is infringing or intending to infringe any of such trade marks. CollaGenex has no knowledge to the effect that the Product or processes used in connection therewith infringes or is claimed to infringe the patents or other intellectual property rights or know-how of any third party. With respect to the Dental Business in the Territory, CollaGenex has not granted nor is obliged to grant any licence sub-licence or assignment in respect of any patents or know-how owned or used by it and has not disclosed nor is obliged to disclose any know-how to any person other than its employees or its Affiliates.

(j)	Inventory. CollaGenex owns all of the Inventory with good and marketable title, free from all restrictions, claims, liens, options, pledges, security interests, or other encumbrances of any kind and all other third party interests. The Inventory includes only those products which are in good and saleable condition.

(k)	Product Liability. To the best of CollaGenex knowledge, there are no products sold in the Dental Business by CollaGenex in circulation which were, are or will become in any material respect faulty or defective or which did not or do not comply in any material respect with any specifications, warranties or representations expressly or impliedly made by CollaGenex or with all regulations, standards and requirements applicable to the countries in the Territory in which they were sold. There are no ongoing litigations or other judicial, arbitral, administrative or other proceedings to which CollaGenex is a party in which it is alleged that such products are or were in circulation, and, to the best knowledge of CollaGenex, no such litigation or other proceeding is threatened.

(l)	CollaGenex warrants that it has no employees or other staff who could be deemed to be employees at the date of Actual Completion.

Article 8. Warranties of Alliance

Alliance and Guarantor, make the following warranties to CollaGenex as of the date of execution of this Agreement and as of Actual Completion:

(a)	Organisation. Alliance is a corporation duly organised, validly existing and in good standing under the laws of its jurisdiction of incorporation.

(b)	Necessary Actions; Binding Effect. Alliance has taken all actions necessary to authorize the execution, delivery and performance of this Agreement, the purchase of the Dental Business Assets from CollaGenex, and the performance of all transactions to be performed under this Agreement, including the issue of the Guarantee. The Asset Sale Agreement constitutes the valid obligation of Alliance and is legally binding upon Alliance in accordance with its terms.

(c)	No Conflicts. The execution, delivery and performance of this Agreement will not conflict with, or result in the breach of, the governing corporate documents of Alliance, any decree or order of any court or administrative or governmental body to which Alliance is subject, or any agreement, document, indenture or other instrument to which Alliance is a party or by which it is bound.

(d)	PLC. The Guarantor is a public company limited by shares incorporated in England;

(e)	AIM. The existing issued share capital of the Guarantor is admitted to trading on the AIM market of the London Stock Exchange (“AIM”);

(f)	Authority to Allot. The Directors of the Guarantor are duly authorised to allot the Placing Shares pursuant to Section 80 Companies Act 1985 and all the other requirements of Part IV of that Act will have been complied with and all requisite waivers and consents will have been obtained for such allotments;

(g)	Placing Agreement. Alliance and Guarantor restate for the benefit of CollaGenex those warranties made by Alliance Pharma plc in the Placing Agreement, which are incorporated herein by reference save insofar as such warranties relate to this Agreement and matters recorded herein.

Article 9. Survival of Warranties; Indemnities, Claims

9.1	Survival of Warranties. All warranties, covenants and other undertakings contained herein shall be valid and enforceable after Actual Completion and shall survive Actual Completion for a period of one year and after one year shall be extinguished subject to Section 9 (1).

9.2	Timing and Size of Alliance Claims. Alliance may, up to six (6) months from the expiration of the one year period referenced in Section 9.1, notify CollaGenex of a claim for a breach of warranty that occurred during the one year period referenced in Section 9.1, provided, however, that Alliance shall bring no claim and CollaGenex shall not be liable under this Article unless CollaGenex’s alleged liability is for an aggregate sum exceeding U.S.$500,000, and provided, further, however, that CollaGenex’s liability for all such claims made, if any, under the warranties or covenants contained herein shall not in any event exceed the Purchase Price.

9.3	Inadmissable Claims. No claim for a breach of warranty shall be admissible and CollaGenex shall not be liable in respect of such a claim to the extent that it occurs or is increased as a result of or is attributable to:

(a)	a change in legislation which is first announced after Escrow Completion (or Actual Completion, as the case may be); or

(b)	a voluntary transaction, act or omission by Alliance or the Guarantor or their respective directors or employees or agents after Escrow Completion (or Actual Completion, as the case may be).

9.4	Reduction in Purchase Price. Without prejudice to Article 9.2, any payment made by CollaGenex in respect of a claim made pursuant to this Article 9 shall be deemed to be a reduction in the purchase price due to CollaGenex to the extent permitted by law.

9.5	Contingent Claims. No claim may be made against CollaGenex based upon a liability which is contingent unless and until such contingent liability becomes an actual liability.

9.6	Third Party Recovery. If Alliance recovers (whether by payment, discount, credit, relief or otherwise) from a third party an amount which relates to a claim, any actual recovery shall to that extent reduce or satisfy, as the case may be, such claim.

9.7	Subsequent Recovery. If CollaGenex pays an amount in respect of a claim and Alliance subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party an amount which relates to that claim, Alliance shall pay to CollaGenex an amount equal to the lesser of the amount recovered from the third party less any reasonable costs and expenses incurred in obtaining such recovery and the amount previously paid by CollaGenex to Alliance.

9.8	Insured Losses. No liability of CollaGenex in respect of a breach of warranty shall arise to the extent that it relates to a loss in respect of which Alliance is insured under any policy of insurance and Alliance successfully recovers money under such policy.

9.9	Double Recovery. Alliance shall not be entitled to recover from CollaGenex more than once for the same damage suffered.

9.10	Employee Claims. CollaGenex shall indemnify and keep indemnified Alliance immediately upon demand and on a full indemnity basis against all and any claims that may be made against Alliance by any agent or contractor or employee of CollaGenex who is employed or may be deemed to be employed by CollaGenex and whose employment is or is deemed to be transferred to Alliance by the Transfer of Undertakings (Protection of Employment) Regulations 1981. This indemnity shall include without limitation, all losses, damages, actions, proceedings, claims, demands, employment tribunal awards, compensation, penalties, liabilities, costs and expenses (including without limitation legal and other professional fees and expenses on an indemnity basis) whatsoever including without limitation protective awards, damages for wrongful dismissal, claims for breach of contract, unfair dismissal and unlawful deductions from wages.

Article 10. Force Majeure

10.1	Force Majeure. All circumstances beyond the reasonable control of either party and which have, or may have, a material effect on the ability to perform under this Agreement including, but not limited to, failure of power or other utility or sanitary supplies or services; fire; flood; earthquake; explosion; riot; strike or lock-out of that party’s own work force; civil insurrection or unrest; terrorist activity; war (whether war be declared or not) and regulations of any governmental, national or trans-national authority (each a “Force Majeure”) shall, for the duration and to the extent of the effects caused thereby, release the parties from the performance of their contractual obligations hereunder.

10.2	Affected Party. The party who has suffered the Force Majeure (“the Affected Party”) shall notify the other party without delay of any such incidents occurring and the parties shall discuss the effects of such incidents on this Agreement and the measures to be taken.

10.3	Mitigation. Each party shall endeavour and take all necessary steps to avoid or restrict Force Majeure and to mitigate any loss therefrom.

10.4	Resumption of Performance. In the event of an incident or incidents of Force Majeure, the parties shall as soon as reasonably possible resume performance of their obligations hereunder but in the event that Force Majeure has prevailed for a continuous period in excess of one hundred and twenty (120) days, the party which is not the Affected Party may terminate this Agreement immediately by notice, in writing, citing Force Majeure.

10.5	Government Restrictions. This Agreement is made subject to any laws, regulations, orders or other restrictions on the export from the United States of America of human pharmaceutical products as may be imposed from time to time by the Government of the United States of America and the other countries of the Territory. Alliance acknowledges that the export of the Product from the United States of America is subject to CollaGenex receiving the necessary licence(s) or approval(s) for export from the United States of America and CollaGenex shall not be liable in any way for any delays, including, without limitation, delays in obtaining required export authorisations, which are beyond the reasonable control of CollaGenex.

Article 11. Notices

All notices required or permitted under this Agreement shall be in writing and delivered by any method providing proof of delivery or receipt. Any notice shall be deemed to have been given on day of receipt. Notices shall be delivered to the parties at the following addresses until a different address has been designated, by notice, to the other party:-

If to CollaGenex

CollaGenex International Limited
The Old Stable Block,
7 Buttermarket,

Thame,
Oxfordshire OX9 3EW,
United Kingdom
Fax: +44 (0) 1844 218 795
Attention: Company Secretary
With a Copy to

CollaGenex Pharmaceuticals, Inc.,
41 University Drive,
Newtown,
Pennsylvania 18940,
United States of America.
Fax: +1 215 579 8577
Attention: Chief Financial Officer

If to Alliance
Alliance Pharmaceuticals Limited,
Avonbridge House,
Bath Road,
Chippenham,
Wiltshire SN15 2BB,
United Kingdom.
Fax: + 44 (0) 1249 466977
Attention: Finance Director

Article 12. Dispute Resolution

12.1	Good Faith Negotiation. The Parties shall attempt in good faith to settle among themselves any and all disputes arising regarding the validity, interpretation or application of this Agreement, or other disputes arising from legal relationships resulting from this Agreement.

12.2	Referral to Senior Officers. If the Parties are unable to settle a dispute themselves after good faith negotiation for at least 30 days from the date the dispute arose, then such dispute shall be referred to two senior officers, one from each of the parent companies of the Parties, one nominated by each Party, to resolve.

12.3	Mediation. If within 30 days the senior officers cannot resolve a dispute, the parties will promptly engage a mutually acceptable mediator and work in good faith with such mediator for a further 30 days to resolve the dispute.

12.4	Arbitration. If the Parties’ senior officers are unable to resolve a dispute after good faith negotiation for a further 60 days, then the dispute shall be finally settled by arbitration under the rules of Conciliation and Arbitration of the International Chamber of Commerce (“ICC”) by one arbitrator admitted to the practice of law in a common law jurisdiction and appointed in accordance with said rules. The language of arbitration is English and the place of arbitration is London. Notwithstanding the application of substantive provisions of the Law of England and Wales pursuant to Section 13(c), the arbitration proceedings shall be conducted according to the procedures of the ICC.

12.5	Injunctive Relief. Nothing in this Article 12 shall limit either Party’s right to seek injunctive relief in appropriate circumstances in a court of competent jurisdiction.

Article 13 General Provisions

13.1	Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and no modification, amendment, supplement or change shall be effective unless in writing and signed by authorised officers of the parties. This Agreement supersedes all prior understandings, negotiations and agreements, whether written or oral, relating to the subject matter hereof.

13.2	No Waiver. The waiver by either party of a breach or default of any of the provisions contained herein shall be in writing and shall not be construed as waiver of any succeeding breach or default or of the provision itself.

13.3	Choice of Law. This Agreement shall be governed and construed in accordance with the laws of the England, and any disputes arising under it shall (to the extent not chosen to be arbitrated on pursuant to 12.4 above) be resolved in the courts of England and Wales.

13.4	Injunction. Nothing in this Agreement shall limit either party’s right to seek injunctive relief in appropriate circumstances in a court of competent jurisdiction.

13.5	Expenses. Except as may be otherwise provided for in this Agreement, each of the parties hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, save that in any event Alliance shall pay the costs of CollaGenex’s professional fees in relation to the Placing Agreement within 14 days of receipt of such invoice.

13.6	Termination Costs. In the event of Alliance not proceeding to Actual Completion for any reason other than a breach by CollaGenex, then Alliance shall pay liquidated damages to CollaGenex in the amount of £50,000 (fifty thousand pounds sterling) plus any expenses incurred by CollaGenex in connection with the transactions contemplated by this Agreement up to such date.

13.7	Partial Invalidity. If any provision of this Agreement shall be held to be illegal or unenforceable, such holding shall not affect the validity or enforceability of any of the other provisions of this Agreement.

13.8	Successors. This Agreement shall be binding upon and inure to the benefit of each of CollaGenex and Alliance and each of their respective successors and assigns.

13.9	No Partnership. Nothing in this Agreement shall create or imply any association, partnership or joint venture between the parties, it being agreed and understood that the parties are independent contractors and neither party shall have the power or authority to bind the other in any way.

13.10	Third Party Rights. Nothing in this Agreement shall confer any obligations on any person who has not executed this Agreement. The parties of this Agreement expressly agree for the purposes of the Contracts (Rights of Third Parties) Act 1999 that they do not intend any person other than a party to this Agreement (whether an original party or one who has adhered by deed of adherence) to be able to enforce any term of this Agreement.

13.11	No Rescission. The Parties agree that rescission shall not be available as a remedy for any breach of this Agreement and each agree not to claim that remedy.

13.12	Procurement by CGPI. To the extent that CollaGenex has obligations pursuant to this Agreement that it is unable to fulfil, CGPI shall procure that such obligations shall be fulfilled by CollaGenex’s Affiliates from time to time.

Article 14 Value Added Tax

14.1	Application of article 5. CollaGenex and Alliance intend that article 5 of the Value Added Tax (Special Provisions) Order 1995 shall apply to the sale of the Dental Business Assets under this Agreement and agree to use all reasonable endeavours to secure that the sale is treated as neither a supply of goods nor a supply of services under that article.

14.2	Alliance Obligation. If nevertheless any VAT is payable on the sale of the Dental Business Assets under this Agreement and HM Customs & Excise (“Customs”) have so confirmed in writing after full disclosure of all material facts, then Alliance shall pay to CollaGenex the amount of that VAT forthwith on payment of the VAT by CollaGenex or, if earlier, promptly after delivery by CollaGenex to Alliance of a proper VAT invoice in respect of it.

14.3	Application of Section 49. CollaGenex and Alliance intend that s. 49 of the Value Added Tax Act 1994 shall apply to the sale of the Dental Business Assets under this agreement and accordingly:

(a)	CollaGenex shall forthwith make a request to Customs for a direction that those records be preserved by CollaGenex;

(b)	CollaGenex shall promptly notify Alliance of the result of that request and if Customs do not grant it shall on demand deliver the records to Alliance;

(c)	CollaGenex shall:

(i)	preserve the records for such period as may be required by law;

(ii)	so long as it preserves those records permit Alliance reasonable access to them to inspect or make copies of them; and

(iii)	not at any time cease to preserve those records without giving Alliance reasonable opportunity to inspect and remove such of them as Alliance wishes; and

(d)	if the records are delivered to Alliance under paragraph (b), paragraph (c) shall apply as if references to CollaGenex were references to Alliance and vice versa.

14.4	Due Registration. Alliance represents and warrants to CollaGenex that Alliance is duly registered for VAT with registration number 682 2155 39 and that with effect from Actual Completion the Dental Business Assets will be used by Alliance in carrying on the same kind of business as the business carried on by CollaGenex prior to date of Actual Completion.

15.	Confidentiality. The parties agree that this Agreement and any matters contemplated by this Agreement remain private and confidential and shall not be disclosed to any third party except to employees and relevant professional advisers or pursuant to the marketing of the Placing or except as may be required by law or the London Stock Exchange or NASDAQ listing agreement or the NASDAQ listing rules.

16.	Press releases. The parties agree that publication of this Agreement and/or the Placing Agreement or matters contemplated by such documents may be of significant commercial or public or investor relations value to each of the parties and the parties agree to the publishing of press releases announcing the matters contemplated in such documents either jointly or separately provided that:-

(a)	the text of any press release(s) must be approved, in writing, by both the parties; and

(b)	each party shall provide the other with a list of the entities through which such press release(s) shall be distributed,

and provided further that notwithstanding the above CollaGenex, CollaGenex Pharmaceuticals, Inc., Alliance and the Guarantor may distribute any press release, filing or public announcement as may be required by any applicable law or the London Stock Exchange or NASDAQ listing agreement or the NASDAQ listing rules.

Executed as of the date first above written by their authorized representatives:

COLLAGENEX

/s/ Andrew Powell

By:	Andrew Powell
Vice President, General Counsel & Corporate Secretary

ALLIANCE

/s/ John Dawson

By:	John Dawson

GUARANTOR

/s/ Maddy Scott

By:	Maddy Scott

CGPI
/s/ Andrew Powell

By:	Andrew Powell
Vice President, General Counsel & Corporate Secretary